As filed with the U.S. Securities and Exchange Commission on October 15, 2025

Registration No. 333-281237

Registration No. 333-266609

Registration No. 333-261198

Registration No. 333-260303

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENTS TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-281237

FORM S-8 REGISTRATION STATEMENT NO. 333-266609

FORM S-8 REGISTRATION STATEMENT NO. 333-261198

FORM S-8 REGISTRATION STATEMENT NO. 333-260303

UNDER

THE SECURITIES ACT OF 1933

AvidXchange Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-3391192
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1210 AvidXchange Lane Charlotte, NC 28206 (800) 560-9305 (Address, including zip code, of registrant’s principal executive offices)

AvidXchange, Inc. 2010 Stock Option Plan, as amended

AvidXchange, Inc. 2017 Amendment and Restatement of the 2010 Option Plan, as amended

AvidXchange, Inc. Equity Incentive Plan, as amended

AvidXchange Holdings, Inc. 2021 Long-Term Incentive Award Plan

AvidXchange Holdings, Inc. 2021 Employee Stock Purchase Plan

(Full title of the plan)

Michael Praeger

Chief Executive Officer

AvidXchange Holdings, Inc.

1210 AvidXchange Lane

Charlotte, NC 28206

(800) 560-9305

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Oliver Smith

Darren Schweiger

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”), filed by AvidXchange Holdings, Inc., a Delaware corporation (the “Registrant”) with the U.S. Securities and Exchange Commission (the “SEC”), is being filed to deregister any and all shares of common stock of the Registrant, par value $0.001 per share (“Common Stock”), that remain unsold or otherwise unissued as of the date hereof under such Registration Statements (collectively, the “S-8 Registration Statements”):

•

Registration Statement on Form S-8 (No. 333-281237), filed with the SEC on August 2, 2024 registering (i) 9,971,700 shares of Common Stock issuable pursuant to the 2021 Plan and (ii) 1,994,340 shares of Common Stock issuable pursuant to the ESPP;

•

Registration Statement on Form S-8 (No. 333-266609), filed with the SEC on August 5, 2022 registering (i) 9,840,242 shares of Common Stock issuable pursuant to the 2021 Plan and (ii) 1,968,048 shares of Common Stock issuable pursuant to the ESPP;

•

Registration Statement on Form S-8 (No. 333-261198), filed with the SEC on November 19, 2021 registering an aggregate 4,749,374 shares of Common Stock issuable pursuant to the AvidXchange, Inc. 2010 Stock Option Plan (as amended, the “2010 Plan”), the AvidXchange, Inc. 2017 Amendment and Restatement of the 2010 Stock Option Plan (as amended, the “2017 Plan”), the AvidXchange, Inc. Equity Incentive Plan (as amended, the “2020 Plan”), and the 2021 Plan; and

•

Registration Statement on Form S-8 (No. 333-260303), filed with the SEC on October 15, 2021 registering (i) 642,440 shares of Common Stock issuable pursuant to the 2010 Plan, (ii) 1,714,876 shares of Common Stock issuable pursuant to the 2017 Plan, (iii) 5,476,324 shares of Common Stock issuable pursuant to the 2020 Plan, (iv) 18,023,020 shares of Common Stock issuable pursuant to the 2021 Plan, and (v) 2,703,452 shares of Common Stock issuable pursuant to the ESPP.

On October 15, 2025, pursuant to the previously announced Agreement and Plan of Merger dated as of May 6, 2025 (as it may be amended from time to time), by and among the Registrant, Arrow Borrower 2025, Inc., a Delaware corporation (“Arrow Borrower 2025”) and Arrow Merger Sub 2025, Inc., a Delaware corporation and a wholly owned subsidiary of Arrow Borrower 2025 (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Arrow Borrower 2025.

In connection with the Merger, the Registrant has terminated any and all offerings and deregistered any and all of the Registrant’s Common Stock, pursuant to existing registration statements, including the S-8 Registration Statements. In accordance with the undertakings made by the Registrant in each of the S-8 Registration Statements to remove from registration, by means of a post-effective amendment, any of the Registrant’s Common Stock, together with any and all other securities registered, that remains unsold or otherwise unissued at the termination of each such offering, the Registrant hereby removes from registration, by means of these Post-Effective Amendments, all Common Stock registered under the S-8 Registration Statements that remain unsold as of the filing of these Post-Effective Amendments and terminates the effectiveness of each of the S-8 Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, North Carolina on this 15th day of October, 2025.

AVIDXCHANGE HOLDINGS, INC.
By:	/s/ Michael Praeger
Name:	Michael Praeger
Title:	Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.